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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-44390

PROSPECTUS
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                                 74,810 Shares

                             Alberto-Culver Company

                              Class A Common Stock


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     The 74,810 shares of Class A Common Stock ("Shares" or "Class A Shares") of
Alberto-Culver Company are owned by TCR Holding Corporation.

     TCR Holding has informed Alberto-Culver that it intends to sell the Shares by means of one or more block trades or in one or more ordinary brokerage transactions on the New York Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using one or more broker-dealers. TCR Holding may be deemed an "underwriter" under the Securities Act of 1933 of the Class A Shares sold. Alberto-Culver will not receive any of the proceeds from the sale of the Class A Shares by TCR Holding.

     Alberto-Culver has agreed to pay the cost of the registration of the Class A Shares and the preparation of this prospectus and the registration statement and all other costs in connection with the sale of the Class A Shares, except for the costs and expenses of TCR Holding's counsel, brokerage commissions and charges, all income taxes and all stock transfer taxes due or payable in connection with the registration and sale of the Class A Shares. The expenses payable by Alberto-Culver are estimated to aggregate approximately $9,000.


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     The Class A Shares are listed on the New York Stock Exchange under the symbol "ACVA." On September 6, 2000, the closing sale price of the Class A Shares on the New York Stock Exchange was $24.5625 per share.


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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


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               The date of this Prospectus is September 7, 2000.
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                      WHERE YOU CAN FIND MORE INFORMATION

     Alberto-Culver Company (which may be referred to as "we," "us," "our," "Alberto-Culver" or the "Company") files annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange.
For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and certain information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     .    Annual Report on Form 10-K for the year ended September 30, 1999;

     . Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000, and June 30, 2000;

     .    Current Reports on Form 8-K dated March 23, 2000 and March 28, 2000;
          and

     . the description of the Company's Class A Common Stock and Class B Common Stock which is contained in the Company's Registration Statements filed pursuant to the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning the Corporate Secretary at our principal executive offices at the following address and telephone number:

                    Corporate Secretary
                    Alberto-Culver Company
                    2525 Armitage Avenue
                    Melrose Park, Illinois 60160-1163
                    (708) 450-3000

     You should rely only on the information incorporated by reference or set forth in this prospectus. We have not authorized anyone else to provide you with different information. These securities are only

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being offered in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

     This prospectus and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on management's current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward looking statements include the pattern of brand sales, including variations in sales volume within periods; competition within the relevant product markets, including pricing, promotional activities, continuing customer acceptance of existing products, loss of distributorship rights and the ability to develop and successfully introduce new products; risks inherent in acquisitions and strategic alliances; changes in costs including changes in labor costs, raw material prices or promotional expenses; the costs and effects of unanticipated legal or administrative proceedings; variations in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, tax changes, legal and regulatory changes or other external factors over which the Company has no control. The Company disclaims any obligation to update any forward-looking statement in this prospectus or any document incorporated herein by reference.


                                  THE COMPANY

     The Company, incorporated in 1961 under the laws of the State of Delaware, has its principal executive offices at 2525 Armitage Avenue, Melrose Park, Illinois 60160-1163 (telephone (708) 450-3000). The principal business of the Company and its subsidiaries is developing, manufacturing, distributing and marketing health and beauty care products and food and household products.


                              SELLING STOCKHOLDER

     The Company issued the Shares to TCR Holding under a Share Purchase Agreement dated as of May 19, 1998 (the "Share Purchase Agreement"), by and among TCR Holding, Trent Robinson, Carol Robinson and Beauty Systems Group (Canada), Inc. ("Beauty Systems"), a wholly-owned, indirect subsidiary of the Company, pursuant to which Beauty Systems acquired all of the shares of 925385 Ontario Limited which in turn owned all of the shares of Beauticians' Supply Limited and Western Beauty Supply Ltd.

     As of September 7, 2000, TCR Holding beneficially owned 74,810 Class A Shares, all of which are being registered hereby and all of which may be offered and sold pursuant to this prospectus. All of the 74,810 Shares offered hereby are issued and outstanding as of the date of this prospectus. Because TCR Holding may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that TCR Holding may retain upon completion of this offering. To the knowledge of the Company, TCR Holding has not had, within the past three years, any material relationship or held any position or office with the Company or any of its predecessors or affiliates. Trent Robinson, beneficial holder of 50.05% of the issued and outstanding common shares (5,005 shares) and 100% of the issued and outstanding class A special shares (10,000 shares) of TCR Holding, was an employee of Beauty Systems from May 21, 1998 through May 21, 1999. Carol Robinson, Trent Robinson's wife, is

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the only other shareholder of TCR Holding, and beneficially owns 49.95% of the common shares (4,995 shares) of TCR Holding.


                                USE OF PROCEEDS

     TCR Holding will receive all of the proceeds from the sale of the Shares covered by this prospectus. The Company will not receive any of the proceeds from the sale of these Shares.


                              PLAN OF DISTRIBUTION

     The Company has been advised by TCR Holding that it intends to sell the Shares by means of one or more block trades or in one or more ordinary brokerage transactions on the New York Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using such broker-dealers as may enter into arrangements with TCR Holding. TCR Holding will pay any such brokerage commissions applicable to such transactions.

     The Company is registering the Shares in accordance with the Shareholders' Agreement dated as of May 21, 1998 by and among the Company, TCR Holding and Beauty Systems pursuant to which the Company has agreed to bear the expenses of registration of the Shares and all other costs in connection with the sale of the Shares, except for the costs and expenses of TCR Holding's counsel, brokerage commissions and charges, all income taxes and all stock transfer taxes due or payable in connection with the registration and sale of the Shares. The expenses payable by the Company are estimated to be approximately $9,000.


                                 LEGAL MATTERS

     Gary P. Schmidt, who is our General Counsel, will issue an opinion concerning the validity of the Shares being offered. Mr. Schmidt owns options to purchase 44,000 shares of Class A Common Stock, and owns 1,432 shares of Class A Common Stock and 6,810 shares of Class B Common Stock.


                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999 and the financial statement schedule for the three-year period ended September 30, 1999 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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